Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260 Phone: (804) 359-9311 Fax: (804) 254-3584

PRESS RELEASE

CONTACT:     Candace C. Formacek                RELEASE:
Phone: (804) 359-9311                Immediately
Fax:     (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces New Business to Produce Innovative Food Ingredients
Richmond, VA, April 16, 2014 / PRNEWSWIRE

Universal Corporation (NYSE:UVV), the leading global leaf tobacco supplier, announced today that it has entered the fruit and vegetable food ingredients market through its new subsidiary, Carolina Innovative Food Ingredients, Inc. The new business will utilize advanced technology to produce high quality food grade dehydrated and juiced fruit and vegetable products. Initially the business will focus upon value added ingredients derived from sweet potatoes. Carolina Innovative Food Ingredients, Inc. expects to invest approximately $20 million over two years in a new juice and dehydration facility that will be located in Nash County, North Carolina, and will be managed by the Company’s North American regional management team. The business is expected to begin production during the first quarter of calendar year 2015 and will employ approximately 64 people.
George C. Freeman, III, Chairman, President and Chief Executive Officer of Universal Corporation, stated, “Universal continues to seek out growth opportunities that enhance our Company’s value and help to sustain tobacco growers. With this new business, we will be able to offer high quality food ingredients to the food and pet food manufacturing industries while providing tobacco growers with a new market for sweet potatoes. Nearly half of U.S. sweet potato production comes from North Carolina and they are often grown in rotation with tobacco.”
Jim Nagy, President of Carolina Innovative Food Ingredients, Inc. added, “We look forward to providing top quality innovative food ingredients to clients in the food and pet food industries both in the United States and internationally. Sweet potatoes and related products are used in juices, baked goods, and other food and pet food applications. Sweet potatoes are also non-GMO and gluten free. Per capita sweet potato consumption has increased nearly 90% over the past ten years. Targeted markets for our products include the health and wellness beverage market, a growing $60 billion global industry; healthy foods, a diverse $143 billion U.S. market; and the global pet food business.”
Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2013, were $2.5 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com. For additional information on Carolina Innovative Food Ingredients, Inc., visit its website at www.innovativefoodingredients.com.

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